INDEMNITY AGREEMENT



                  THIS INDEMNITY AGREEMENT is made as of the 20th day of December, 1995, by and between CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation ("Seller") and JOHN MORRELL & CO., a Delaware corporation (the "Company").

                               W I T N E S S E T H

                  WHEREAS, Seller and Smithfield Foods, Inc., a Delaware corporation ("Purchaser"), have entered into a Stock Purchase Agreement dated as of December 20, 1995 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to purchase from Seller all of the issued and outstanding shares of stock of the Company (capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement); and

                  WHEREAS, the Company continues to remain liable for all of its Liabilities and has agreed to indemnify Seller against the possibility that any Liability of the Company could be asserted against Seller.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the parties hereby agree as follows:

                  1.  Indemnification Obligations of the Company.

                  1.1. The Company will reimburse, indemnify and hold harmless Seller, its officers, directors, employees, agents and successors or assigns (each, a "Seller Indemnified Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by such party that relate to the failure of the Company to pay, perform or discharge any of the Liabilities or the Environmental Liabilities of the Company or any of its Subsidiaries arising prior to, at or after the Closing, excluding Income and Property Taxes, but including, without limitation, existing Liabilities of the Company guaranteed by Seller and Liabilities or Environmental Liabilities arising from the condition of any Real Property or Disposed Real Property, other than Disposed Real Property acquired by Seller from the Company.

                  1.2. As partial consideration for the indemnity herein, Seller has agreed that Company may rely on the warranties and representations made by Seller in the Purchase Agreement as if stated herein and Company shall be entitled to be indemnified (the


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"Company  Indemnified  Party")  therefore  to the same extent and under the same terms as Purchaser as set forth in the Purchase Agreement.

                  1.3. The Company shall indemnify and hold harmless the Seller Indemnified Parties from and against (i) all Taxes with respect to all periods beginning after the Closing Date, and (ii) all Taxes with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to Taxes attributable to the period after the Closing Date; (iii) all Taxes attributable to and arising out of any transaction directed to occur by the Purchaser after the Closing even if such transaction occurs on the Closing Date; and (iv) any Taxes attributable to an election pursuant to Section 338(g) of the Code.

                  2.  Third Party Claims - Indemnification

                  2.1 If a claim by a third party is made against an indemnified party (i.e. a Seller Indemnified Party or the Company), the indemnified party shall promptly notify the indemnifying party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasibly determinable (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The indemnifying party shall have ten (10) business days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the indemnified party, (A) whether or not it disputes its liability to the indemnified party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the indemnified party against such claims or demand. If the indemnifying party fails to undertake the defense of any claim or demand, the indemnified party may undertake such matter at the expense of the indemnifying party.

                  2.2 If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding in connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. It shall be deemed not unreasonable if a party is unwilling to consent to a settlement if the settlement results in additional liability to the indemnified


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                                      - 3 -


party as a result of such settlement or if such party is required to be enjoined or otherwise similarly restricted or bound under the terms of the settlement. Except in instances where a settlement restricts or negatively impacts the indemnified party or its business after such settlement or results in additional liability to such party as a result of such settlement, if a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party.

                  2.3 In the  event an  indemnified  party  should  have a claim against the indemnifying party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party does not notify the indemnified party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder.

                  3. Provisions Regarding Indemnity. The amounts for which a party shall be liable under Paragraph 1 or 2 of this Agreement shall be net of any tax benefit realized by the indemnified party as a result of the facts and circumstances giving rise to the liability of the indemnifying party and shall also be net of any insurance proceeds received by the indemnified party (retroactively, if necessary) in connection with the facts giving rise to the right of indemnification (net of any expenses (including legal fees) incurred by the indemnified party in collecting such proceeds) and plus any taxes incurred as a result of such indemnification or insurance recovery. The indemnified party shall be obligated in connection with any Claim for indemnification under this Agreement to use all commercially reasonable efforts to obtain any insurance proceeds available to such indemnified party with regard to the applicable Claim.

     4. Payment. Upon the determination of the liability under Paragraph 2 hereof and after exhaustion of insurance coverage as required by Paragraph 3 hereof and receipt of any such insurance

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proceeds,  the Indemnifying  Party shall pay to the indemnified party within ten
(10) business days, the amount of any Claim for indemnification made hereunder. Upon the payment in full of any Claim, the indemnifying party shall be subrogated to the rights of the indemnified party against any Person (including without limitation any insurer) with respect to the subject matter of such Claim.

                  5. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given upon receipt only if (i) delivered personally or by courier or (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, as follows:

                  If to the Company, to:

                           John Morrell & Co.
                           c/o Smithfield Foods, Inc.
                           501 North Church Street
                           Smithfield, Virginia 23431

                           Attention:           Joseph Luter, III, President
                           Facsimile No:        (804) 357-1331

                  With a required copy to:

                           Godfrey & Kahn, S.C.
                           780 North Water Street
                           Milwaukee, Wisconsin 53202

                           Attention:                Peter M. Sommerhauser
                                                     or Thomas A. Myers
                           Facsimile No:             (414) 273-5198

                  If to Seller, to:

                       Chiquita Brands International, Inc.
                           250 East Fifth Street
                           Cincinnati, Ohio 45202

                           Attention:                General Counsel
                           Facsimile No:             (513) 784-6691



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                           Keating, Muething & Klekamp
                           1800 Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio 45202

                           Attention:                Paul V. Muething
                           Facsimile No:             (513) 579-6957

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.

                  6. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

                  7. Exclusive Benefits. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

                  8. Applicable Law. This Agreement and the rights and remedies of the parties hereto shall be governed by and construed in accordance with the internal laws of Ohio.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day, month and year first above written.

                                        SELLER:

                                        CHIQUITA BRANDS INTERNATIONAL, INC.


                                        By: _______________________________
                                            Robert W. Olson, Vice President

                                        THE COMPANY:

                                        JOHN MORRELL & CO.


                                        By: _______________________________
                                                                    (Title)